CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

EXHIBIT 10.28

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated April 21, 2023, is by and between ARCTURUS THERAPEUTICS, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

Borrower has requested that Bank extend or continue revolving loans to Borrower as described below, and Bank has agreed to provide such revolving loans to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

“AAA” has the meaning specified in Section 8.13(b).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time.

4879-4479-2151

5701982

“Anti-Corruption Laws” means: (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (ii) the U.K. Bribery Act 2010, as amended; and (iii) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which the Borrower or any member of the Borrowing Group is located or doing business.

“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which the Borrower or any member of the Borrowing Group is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Attributable Indebtedness” means, on any date, (a) [***], and (b) [***].

“Bank” has the meaning specified in the introductory paragraph hereto.

“Bankruptcy Code” means the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing Group” means: (a) Borrower, (b) any direct or indirect parent of Borrower, (c) any Affiliate or Subsidiary of Borrower, (d) each other member of the Consolidated Group, and (e) any officer, director or agent acting on behalf of any of the parties referred to in items (a) through and including (d) with respect to the Obligations hereunder, this Agreement or any of the other Loan Documents.

“Business Day” means any day that (a) is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed and (b) is not a day on which commercial banks in New York, New York are closed.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means, collectively, (a) [***], (b) [***], (c) [***], (d) [***], or (e) [***].

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“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than [***] of the Equity Interests of Holdings entitled to vote in the election of members of the board of directors (or equivalent governing body) of Holdings; or

(b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c) Holdings shall cease to own and control, of record and beneficially, directly or indirectly, 100% of the Equity Interests of the Borrower.

“Closing Date” has the meaning specified in Section 4.1.

“Collateral” has the meaning assigned to such term in the Security Agreement.

“Collateral Documents” means, collectively, the Security Agreement, the Securities Account Control Agreement and each of the other agreements, instruments or documents that creates or purports to create a Lien on any Collateral in favor of Bank.

“Consolidated Group” means Holdings and its Subsidiaries.

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“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Designated Account” has the meaning specified in Section 2.3.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) [***], (b) [***], (c) [***] or (d) [***], in each case under any of clauses (a) through (d), prior to the date that is [***].

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time.

“Event of Default” has the meaning specified in Section 7.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

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“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including, without limitation, the FASB ASC, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of the kind described in clauses (a) through (g) of the definition thereof or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of the kind described in clauses (a) through (g) of the definition thereof or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed or expressly undertaken by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Holdings” means Arcturus Therapeutics Holdings Inc., a Delaware corporation.

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“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations (including, without limitation, earnout obligations) of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than one hundred twenty (120) days after the date on which such trade account payable was created (unless being contested in good faith as to which adequate reserves required by GAAP have been established and are being maintained and as to which no encumbrance has been placed on any property of such Person));

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantees of such Person in respect of any of the foregoing.

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For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capitalized Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnitees” has the meaning specified in Section 8.3(b).

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

“Line of Credit” has the meaning specified in Section 2.1(a).

“Liquidity” means, as of any date of determination, unrestricted and unencumbered (other than, with respect to the amounts held in the [***], in [***]) cash and Cash Equivalents of the Consolidated Group as of such date, and including, for the avoidance of doubt, amounts held in [***].

“Loan Documents” means, collectively, (a) this Agreement, (b) the Note, and (c) the Collateral Documents.

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“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent), or financial condition of the Borrower; (b) a material impairment of the rights and remedies of the Bank under any Loan Document, or of the ability of the Borrower to perform its obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document.

“Maturity Date” means April 21, 2025; provided, however, that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Note” has the meaning specified in Section 2.1(a).

“Notice of Account Designation” means a written notice substantially in the form of Exhibit B or such other form as may be approved by Bank, appropriately completed and signed by a responsible officer of Borrower.

“Notice of Borrowing” means a written notice substantially in the form of Exhibit A or such other form as may be approved by Bank (including any form on an electronic platform or electronic transmission system as shall be approved by Bank), appropriately completed and signed by a responsible officer of Borrower.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to the Line of Credit and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organizational Documents” means, with respect to the Borrower, its certificate of incorporation and its bylaws.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

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“Plan” has the meaning specified in Section 3.9.

“[***]” has the meaning specified in [***].

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Rules” has the meaning specified in Section 8.13(b).

“Sanctioned Target” means any target of Sanctions, including (i) persons on any list of targets identified or designated pursuant to any Sanctions, (ii) persons, countries, or territories that are the target of any territorial or country-based Sanctions program, (iii) persons that are a target of Sanctions due to their ownership or control by any Sanctioned Target(s), or (iv) persons otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

“Sanctions” has the meaning specified in Section 3.1.

“SEC” means the Securities and Exchange Commission.

“Securities Account Control Agreement” means the Securities Account Control Agreement, dated as of the Closing Date, by and among Borrower, Bank, and Wells Fargo Securities, LLC, as amended, restated, supplemented or otherwise modified from time to time, which provides Bank with “control” (as such term is used in Article 9 of the UCC) over the [***].

“Security Agreement” means the Security Agreement (Securities Account), dated as of the Closing Date, by and among Borrower and Bank, as amended, restated, supplemented or otherwise modified from time to time.

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“State” has the meaning specified in Section 8.10.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include Bank or any Affiliate of Bank).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property, in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Threshold Amount” means $[***].

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“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or other governing body performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

SECTION 1.2. OTHER INTERPRETIVE PROVISIONS. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organizational Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, restatements, supplements, extensions or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.3. ACCOUNTING TERMS. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements of the Consolidated Group for the fiscal year ended December 31, 2022, except as otherwise specifically prescribed herein.

SECTION 1.4. UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

ARTICLE II

CREDIT TERMS

SECTION 2.1. LINE OF CREDIT.

(a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make revolving advances to Borrower from time to time up to and including Maturity Date, not to exceed at any time the aggregate principal amount of Fifty Million Dollars ($50,000,000.00) (“Line of Credit”), the proceeds of which shall be used to refinance certain existing Indebtedness and for general corporate purposes. Borrower’s obligation to repay revolving advances under the Line of Credit shall be evidenced by a promissory note dated as of the Closing Date (as modified from time to time, “Note”).

(b) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Note; provided however, that the total

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outstanding borrowings under the Line of Credit together with all amounts reserved thereunder shall not at any time exceed the maximum principal amount available of the Line of Credit, as set forth herein.

SECTION 2.2. INTEREST/FEES.

(a) Interest. The outstanding principal balance of each revolving advance subject hereto shall bear interest at the rate of interest set forth in the Note. The promissory notes or other instruments or documents executed in connection with the revolving advances subject to this Agreement may calculate interest at a rate equal to the sum of an index rate of interest plus a margin rate of interest. In the event any index rate of interest would be less than zero percent (0.0%), then the index rate of interest shall be deemed to be zero percent (0.0%) and the applicable promissory note or other instrument or document shall bear interest at a rate equal to the margin rate of interest.

(b) Computation and Payment. Interest shall be computed on the basis set forth in each promissory note or other instrument or document required hereby. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c) Commitment Fee. Borrower shall pay to Bank a non-refundable commitment fee for the Line of Credit equal to [***], which fee shall be due and payable in full on the Closing Date.

(d) Extension Commitment Fee. In connection with each amendment to this Agreement that extends the Maturity Date (if any), Borrower shall pay to Bank a non-refundable commitment fee in an amount equal to 0.25% of the maximum principal amount of the Line of Credit at such time, which fee shall be due and payable in full on the effective date of each such amendment. It is agreed that this Section 2.2(d) shall not constitute a commitment by Bank to provide any such amendment extending the Maturity Date, and any such commitment would be evidenced by an additional agreement between Bank and Borrower.

SECTION 2.3. COLLECTION OF PAYMENTS. Except to the extent expressly specified otherwise in any Loan Document other than this Agreement, Borrower authorizes Bank to collect all amounts due to Bank from Borrower under this Agreement or any other Loan Document (whether for principal, interest or fees, or as reimbursement of drafts paid or other payments made by Bank under any credit subject to this Agreement) by debiting a deposit account owned by and in the name of the Borrower and as designated in writing by the Borrower pursuant to the most recent Notice of Account Designation (the “Designated Account”) for the full amount thereof. Should there be insufficient funds in the Designated Account to pay all such sums when due, or if any such payment is collected but is subsequently reversed or rendered ineffective, or Bank is required to turn over, restore, or otherwise return any such paid

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amount to Borrower, a trustee-in-bankruptcy, or anyone else, due to a bankruptcy or for any other reason, the full amount of such deficiency, or the full amount reversed, rendered ineffective, turned over, restored or otherwise returned, as applicable, shall be immediately due and payable by Borrower. The determination of whether any such payment must be turned over, restored or otherwise returned shall be made by Bank in its sole discretion; provided however, that if Bank chooses (but in no event shall Bank be obligated) to contest any such matter at the request of Borrower, Borrower agrees to indemnify and hold Bank harmless from and against all costs and expenses, including reasonable attorneys’ fees, expended or incurred by Bank in connection therewith, including without limitation, in any litigation with respect thereto.

The foregoing authorization shall remain in full force and effect until written revocation from Borrower has been received by Bank at its address for notices set forth in Section 8.2. hereof. In order to commence application of said cancellation with respect to a payment due date or payoff of a loan, Bank must be notified of said cancellation at least three (3) Business Days prior to such payment due date or payoff.

SECTION 2.4. COLLATERAL.

As security for the Obligations, Borrower shall grant to Bank a first-priority security interest in Borrower’s securities account with Wells Fargo Securities, LLC, with account number [***] (the “[***]”), and all amounts and items deposited or otherwise held therein from time to time.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, on the Closing Date, and on the date of each subsequent request for any extension of credit hereunder (including, without limitation, the issuance of any product under any subfeature contained herein, to the extent applicable).

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SECTION 3.1. LEGAL STATUS. (a) Borrower is a corporation, duly organized and existing and in good standing under the Laws of the state of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a Material Adverse Effect on Borrower; and (b) no member of the Borrowing Group is a Sanctioned Target of economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes or restrictions and anti-terrorism laws imposed, administered or enforced from time to time by the United States of America, the United Nations Security Council, the European Union, the United Kingdom, any other Governmental Authority with jurisdiction over Borrower or any member of the Borrowing Group (collectively, “Sanctions”).

SECTION 3.2. AUTHORIZATION AND VALIDITY. This Agreement and each other Loan Document have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

SECTION 3.3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not (a) violate any Law, (b) contravene any provision of the Organizational Documents, or (c) result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound, except in each case referred to in clauses (a) or (c) above, to the extent that such violation or breach could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.4. LITIGATION. There are no pending, or to Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any Governmental Authority, arbitrator, court or administrative agency that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.5. CORRECTNESS OF FINANCIAL STATEMENT AND OTHER INFORMATION. The annual consolidated financial statements of the Consolidated Group dated December 31, 2022, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly in all material respects the financial condition of the Consolidated Group, (b) disclose all material liabilities of the Consolidated Group that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with GAAP consistently applied. Since the dates of such financial statements there has been no Material Adverse Effect, nor has Borrower granted a Lien on any of the Collateral except in favor of Bank. All information provided from

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time to time by Borrower or any other member of the Consolidated Group to Bank for the purpose of enabling Bank to fulfill its regulatory and compliance requirements, standards and processes was complete and correct in all material respects at the time such information was provided and, except as specifically identified to Bank in a subsequent writing, remains complete and correct in all material respects today.

SECTION 3.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

SECTION 3.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of the Obligations to any other obligation of Borrower.

SECTION 3.8. PERMITS, FRANCHISES. Borrower possesses all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, reasonably necessary to enable it to conduct the business in which it is now engaged in compliance in all material respects with applicable Law.

SECTION 3.9. ERISA. Borrower is in compliance in all material respects with all applicable provisions of ERISA; Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 3.10. OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and

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Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 3.12 SANCTIONS, ANTI-MONEY LAUNDERING AND ANTI-CORRUPTION LAWS. (a) each member of the Borrowing Group has instituted, maintains and complies with policies, procedures and controls reasonably designed to assure compliance with Anti-Money Laundering Laws, Anti-Corruption Laws and Sanctions; and (b) to the best of Borrower’s knowledge, after due care and inquiry, no member of the Borrowing Group is under investigation for an alleged violation of any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws by a Governmental Authority that enforces such laws.

SECTION 3.13. INVESTMENT COMPANY. Neither the Borrower nor any member of the Consolidated Group is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act 1940 (15 U.S.C. § 80(a)(1), et seq.)).

ARTICLE IV

CONDITIONS

SECTION 4.1. CONDITIONS TO THE EFFECTIVENESS OF THIS AGREEMENT. The effective date of this Agreement (such date, the “Closing Date”) shall be (a) the date that each of the following conditions set forth in this Section 4.1 have been satisfied or waived, as determined by Bank, or (b) such alternative date to which Bank and Borrower may mutually agree, in each case as evidenced by Bank’s system of record. Notwithstanding the occurrence of the Closing Date, Bank shall not be obligated to extend credit under this Agreement or any other Loan Document until all conditions to each extension of credit set forth in Section 4.2 have been fulfilled to Bank’s satisfaction.

(a) Documentation. Bank shall have received, in form and substance reasonably satisfactory to Bank, each of the following, duly executed by all applicable parties:

(i)
(A) This Agreement, (B) the Note, (C) the Security Agreement, and (D) the Securities Account Control Agreement.
(ii)
A certificate of the Secretary of Borrower certifying as to the Organizational Documents (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), the resolutions of the

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governing body of the Borrower, the good standing of the Borrower and of the incumbency (including specimen signatures) of the responsible officers of the Borrower.
(iii)
Certificates of Liability and Property Insurance.
(iv)
An opinion or opinions of counsel for the Borrower, addressed to Bank, and covering such matters as are reasonably requested by Bank.
(v)
A certificate as to the solvency of the Borrower and the Consolidated Group.
(vi)
Results of a Lien search (including a search as to judgments, pending litigation, bankruptcy and tax matters) made against the Borrower under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the applicable Uniform Commercial Code should be made to evidence or perfect security interests in all assets of the Borrower, indicating among other things that the assets of Borrower are free and clear of any Lien (except for Liens permitted hereunder).
(vii)
Evidence that $55,000,000 of US Government Money Market Funds and/or FDIC Institutional Insured Liquid Deposits have been deposited and remain in the Pledged Account.
(viii)
Evidence of the repayment in full of, and release of all security interests relating to (A) that certain Manufacturing Support Agreement, dated as of November 7, 2020 (as amended), by and among Borrower and the Economic Development Board of the Republic of Singapore and (B) that certain Loan and Security Agreement, dated as of October 12, 2018 (as amended), by and among Borrower and Western Alliance Bank.
(ix)
A Notice of Account Designation.

(b) Satisfaction of Regulatory and Compliance Requirements. In addition to any requirements set forth above, and notwithstanding Borrower’s execution or delivery of this Agreement or any other Loan Document, all regulatory and compliance requirements, standards and processes shall be completed to the reasonable satisfaction of Bank.

(c) Payment of Fees. Bank shall have received payment in full of any fee required by any of the Loan Documents to be paid on the Closing Date, and counsel to Bank shall have received all reasonable and documented fees and out-of-pocket expenses to the extent accrued and unpaid prior to the Closing Date.

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SECTION 4.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions on the Closing Date and each borrowing date:

(a) Representations and Warranties. The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects,

except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of such date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date).

(b) No Default. No Event of Default, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(c) Documentation. Bank shall have received a Notice of Borrowing.

ARTICLE V

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to make revolving advances to Borrower pursuant hereto, or any Obligations (whether direct or contingent, liquidated or unliquidated) under any of the Loan Documents remain outstanding, and until payment in full of all Obligations (other than contingent indemnification obligations that have not yet arisen as of such payoff), Borrower shall, unless Bank otherwise consents in writing:

SECTION 5.1. RESERVED.

SECTION 5.2. ACCOUNTING RECORDS. Maintain, and cause each member of the Consolidated Group to maintain, adequate books and records in accordance with GAAP consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records,

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to make copies of the same, and to inspect the properties of Borrower, provided that excluding any such visits and inspections during the continuation of an Event of Default, Bank shall not exercise such rights more than two (2) times per year at Borrower’s expense. If at any time any change in GAAP would affect the computation of any covenant (including the computation of any financial covenant) and/or pricing grid set forth in this Agreement or any other Loan Document, Borrower and Bank shall negotiate in good faith to amend such covenant and/or pricing grid to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant and/or pricing grid shall continue to be computed in accordance with the application of GAAP prior to such change and (ii) Borrower shall provide to Bank a written reconciliation in form and substance reasonably satisfactory to Bank, between calculations of such covenant and/or pricing grid made before and after giving effect to such change in GAAP.

SECTION 5.3. FINANCIAL STATEMENTS AND OTHER INFORMATION. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a) not later than forty-five (45) days after and as of the end of each fiscal quarter, (i) a financial statement of the Consolidated Group, on a consolidated basis, prepared by Borrower, to include balance sheet, income statement, statement of cash flows, and source and application of funds statement, or (ii) Form 10-Q filed by Holdings with the SEC with respect to such fiscal quarter;

(b) not later than ninety (90) days after and as of the end of each fiscal year, (i) an audited financial statement of the Consolidated Group, on a consolidated basis, prepared by a certified public accountant acceptable to Bank, to include balance sheet, income statement, statement of cash flows, and source and application of funds statement, accompanied by the unqualified opinion of such accountant, or (ii) Form 10-K filed by Holdings with the SEC with respect to such fiscal year, accompanied by the unqualified auditor’s opinion of a certified public accountant acceptable to Bank;

(c) from time to time such other financial and business information as Bank may reasonably request; and

(d) from time to time such other information as Bank may request for the purpose of enabling Bank to fulfill its regulatory and compliance requirements, standards and processes.

Documents required to be delivered pursuant to Section 5.3(a) or Section 5.3(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered to Bank on the date (1) on which Borrower posts such documents, or provides a link thereto, on the Borrower’s website, or (2) on which Borrower files such documents with the SEC.

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SECTION 5.4. COMPLIANCE.

(a) (i) Preserve and maintain all material licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; (ii) comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower’s continued existence; and (iii) comply in all material respects with the requirements of all Laws of any jurisdiction in which the Borrower is located or doing business, or otherwise is applicable to Borrower; and

(b) comply with, and cause each member of the Borrowing Group to comply with, all Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws.

SECTION 5.5. INSURANCE. (a) Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, commercial general liability, flood, and, if required by governmental regulation or Bank, hurricane, windstorm, seismic property damage, workers’ compensation, marine cargo insurance, and specific hazards affecting any real property, including terrorism, with all such insurance carried in amounts satisfactory to Bank and where required by Bank, with replacement cost, mortgagee loss payable and lender loss payable endorsements in favor of Bank, and (b) deliver to Bank prior to the date hereof, and from time to time at Bank’s request, schedules setting forth all insurance then in effect, together with a lender’s loss payee endorsement for all such insurance naming Bank as a lender loss payee. Such insurance may be obtained from an insurer or through an insurance agent of Borrower’s choice, provided that any insurer chosen by Borrower is acceptable to Bank on such reasonable grounds as may be permitted under applicable Law.

SECTION 5.6. FACILITIES. Keep all properties useful or necessary to Borrower’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained, except where such failure could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due (a) all federal, state and other material taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property and (b) all other material Indebtedness, obligations and liabilities in accordance with customary trade practices, except (i) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (ii) for which Borrower has made provision, to Bank’s satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

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SECTION 5.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened in writing against Borrower that if adversely determined, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 5.9. [Reserved].

SECTION 5.10. NOTICE TO BANK. Promptly (but in no event more than three (3) Business Days after the occurrence of each such event or matter and in no event more than one (1) Business Day after the occurrence of each such event or matter described below with respect to Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower, including, by illustration, merger, conversion or division; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s property; or (e) any breach of any covenant contained herein related to Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws or the Borrower’s inability to make the representations and warranties contained herein related to Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws on any date, or the failure of any representations and warranties contained herein related to Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws to be true and correct in all respects on or as of any date.

SECTION 5.11. TREASURY RELATIONSHIP. Within ninety (90) days of the Closing Date, Borrower shall, and shall cause each other member of the Consolidated Group to, maintain Bank, or one of its Affiliates, as a primary depository bank, including for such related banking activities involving the cash management of invested cash as determined by Borrower, operating and administrative deposit accounts.

SECTION 5.12. PLEDGED ACCOUNT. At all times, maintain US Government Money Market Funds and/or FDIC Institutional Insured Liquid Deposits having a fair market value of not less than $55,000,000 in the Pledged Account.

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ARTICLE VI

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to to make revolving advances to Borrower pursuant hereto, or any Obligations (whether direct or contingent, liquidated or unliquidated) under any of the Loan Documents remain outstanding, and until payment in full of all Obligations (other than contingent indemnification obligations that have not yet arisen as of such payoff), Borrower will not without Bank’s prior written consent:

SECTION 6.1. USE OF FUNDS. SOURCES OF REPAYMENT AND COLLATERAL.

(a) Use, or permit any member of the Borrowing Group to use, any of the proceeds of any credit extended hereunder except for the purposes stated in Article II hereof, or directly or indirectly use any such proceeds to fund, finance or facilitate any activities, business or transactions: (i) that are prohibited by Sanctions; (ii) that would be prohibited by Sanctions if conducted by Bank or any of Bank’s Affiliates; or (iii) that would be prohibited by any Anti-Money Laundering Laws or Anti-Corruption Laws. No part of the proceeds of any credit extended hereunder shall be used for purchasing or carrying margin stock (within the meaning of Regulation T, U or X of the FRB) or for any purpose which violates the provisions of Regulation T, U or X of the FRB.

(b) Fund any repayment of the Obligations with proceeds, or provide any property as collateral for the Obligations, or permit any third party to provide any property as collateral for Obligations, that is directly or indirectly derived from any transaction or activity that is prohibited by any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws, or that could otherwise cause Bank or any of Bank’s Affiliates to be in violation of any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws.

SECTION 6.2. INDEBTEDNESS. Create, incur, assume or permit to exist any Indebtedness resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) Indebtedness of the Borrower to Bank, (b) Indebtedness (contingent or otherwise) existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates, (c) any other Indebtedness of Borrower existing as of, and disclosed to Bank prior to, the date hereof and set forth on Schedule 6.2, in each case, any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension, and (d) other Indebtedness, whether secured or unsecured (so long as no Lien is granted on the Collateral), so long as the aggregate amount of such Indebtedness does not exceed $10,000,000.

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SECTION 6.3. LIQUIDITY. Permit Liquidity to be less than $75,000,000 at any time.

SECTION 6.4. MERGER, CHANGE IN NATURE OF BUSINESS. (a) Merge into or consolidate with any other entity, unless Borrower is the surviving entity; (b) make any substantial change in the nature of Borrower’s business as conducted as of the date hereof; nor (c) accomplish any of the above by virtue of a division or similar transaction.

SECTION 6.5 LIENS. Permit any Lien on the Pledged Account, or on any amounts or items deposited or otherwise held therein from time to time, except in favor of Bank.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.1. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a) Borrower shall fail to pay (i) when and as required to be herein or under any other Loan Document, any principal, or (ii) within two (2) Business Days after the same becomes due, any interest, fees or other amounts payable under any of the Loan Documents.

(b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c) Any default in the performance of or compliance with: (1) any collateral value requirement set forth herein or in any other Loan Document, including Section 5.12 hereof; (2) any negative covenant set forth in Article VI hereof; (3) any affirmative covenant (i) set forth in Article V hereof requiring the delivery of financial statements and other information to Bank, including any failure to deliver an unqualified audit opinion for any fiscal year as required under Section 5.3(b), or (ii) set forth in Section 5.11; or (4) any obligation, agreement or other provision contained herein or in any other Loan Document related to Sanctions, Anti-Money Laundering Laws, or Anti-Corruption Laws.

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(d) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those defaults specifically described as constituting an “Event of Default” under any other subsection of this Section 7.1.), and with respect to such default(s) that by their nature can be cured (excluding any defaults specifically described as constituting an “Event of Default” under any other subsection of this Section 7.1., none of which shall be subject to a cure period), such default shall continue for a period of twenty (20) days from its occurrence.

(e) Any default in the payment or performance of any obligation in excess of the Threshold Amount, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower, any guarantor hereunder, the owner of any collateral securing the obligations hereunder or under any other Loan Document, or any general partner or joint venturer in Borrower if a partnership or joint venture has incurred any debt or other liability in excess of the Threshold Amount to any person or entity, including Bank.

(f) Borrower or any other member of the Consolidated Group shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any other member of the Consolidated Group shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under any Debtor Relief Law; or Borrower or any other member of the Consolidated Group shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any other member of the Consolidated Group shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any other member of the Consolidated Group by any court of competent jurisdiction under any Debtor Relief Law.

(g) (i) The filing of a notice of judgment lien against Borrower or any other member of the Consolidated Group in excess of the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage); or (ii) the recording of any abstract or transcript of judgment against Borrower or any other member of the Consolidated Group in any county or recording district in which Borrower or such other member of the Consolidated Group has an interest in real property in excess of the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage); or (iii) the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any other member of the Consolidated Group in excess of the Threshold Amount; or (iv) the entry of a judgment against Borrower or any other member of the Consolidated Group in excess of the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied

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or failed to acknowledge coverage); or (v) any involuntary petition or proceeding pursuant to any Debtor Relief Law is filed or commenced against Borrower or any other member of the Consolidated Group.

(h) The dissolution, division, or liquidation of Holdings or Borrower; or Holdings or Borrower, or any of their respective directors, stockholders or members, shall take action seeking to effect the dissolution, division, or liquidation of Holdings or Borrower.

(i) There occurs any Change of Control.

SECTION 7.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all Obligations shall at Bank’s option and without notice (or upon the occurrence of an Event of Default specified in Section 7.1(f) or Section 7.1(g)(v), shall automatically and without notice) become immediately due and payable without presentment, demand, protest or any notices of any kind, including without limitation, notice of nonperformance, notice of protest, notice of dishonor, notice of intention to accelerate or notice of acceleration, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further revolving advances under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by Law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable Law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by Law or equity.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 8.2. NOTICES. (a) All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

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BORROWER: ARCTURUS THERAPEUTICS, INC.

10628 Science Center Drive, Suite 250

San Diego, California, 92121

Attn: [***]

Email: [***]

BANK: WELLS FARGO BANK, NATIONAL ASSOCIATION

30 Hudson Yards, 65th Floor

New York, NY 10001 MAC J0193-650

Attn: [***]

Email: [***]

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy or overnight courier service, upon receipt. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) ELECTRONIC COMMUNICATIONS. Notices and other communications to Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Bank. Bank or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Bank otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

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SECTION 8.3. COSTS, EXPENSES AND ATTORNEYS’ FEES; INDEMNIFICATION. (a) Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including, to the extent permitted by applicable Law, reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel to the extent permissible), expended or incurred by Bank in connection with (i) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (ii) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, whether or not suit is brought, and (iii) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity. Whenever in this Agreement and the other Loan Documents Borrower is obligated to pay for the attorneys’ fees of Bank, or the phrase “reasonable attorneys’ fees” or a similar phrase is used, it shall be Borrower’s obligation to pay the attorneys’ fees actually incurred or allocated, at standard hourly rates, without regard to any statutory interpretation, which shall not apply, Borrower hereby waiving the application of any such statute. Notwithstanding anything in this Agreement to the contrary, reasonable attorneys’ fees shall not exceed the amount permitted by Law.

(b) Borrower shall indemnify the Bank and each Related Party (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonably documented and out-of-pocket expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee (limited to one counsel for all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction and, solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnitees similarly situated taken as a whole)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents, (ii) any borrowing under the Line of Credit or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any environmental liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of the Borrower’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE

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INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the gross negligence or willful misconduct of such Indemnitee, (B) a material breach of the obligations of such Indemnitee under the Loan Documents, or (C) any dispute solely among Indemnitees (other than (x) any claims against Wells Fargo Bank, National Association in its capacity as, or in the fulfillment of its role, as Bank and (y) any claims arising out of any act or omission on the part of Borrower or any of its Affiliates).

SECTION 8.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that (i) Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent, and (ii) unless (a) an Event of Default has occurred and is continuing or (b) such assignment is to an Affiliate of Bank, Bank may not assign or transfer its interests or rights hereunder without Borrower’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Subject to the foregoing sentence solely with respect to assignments, Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any other member of the Consolidated Group or its business, any guarantor hereunder or the business of such guarantor, if any, or any collateral required hereunder. Notwithstanding anything herein to the contrary, Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release Bank from any of its obligations hereunder or substitute any such pledgee or assignee for Bank as a party hereto.

SECTION 8.5. ENTIRE AGREEMENT; AMENDMENT. To the full extent permitted by Law, this Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 8.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

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SECTION 8.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 8.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 8.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 8.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of New York (such State is referred to herein as the “State”), but giving effect to federal Laws applicable to national banks, without reference to the conflicts of Law or choice of Law principles thereof.

SECTION 8.11. BUSINESS PURPOSE. Borrower represents and warrants that each credit subject hereto is made for (a) a business, commercial, investment, agricultural or other similar purpose, (b) the purpose of acquiring or carrying on a business, professional or commercial activity, or (c) the purpose of acquiring any real or personal property as an investment and not primarily for a personal, family or household use.

SECTION 8.12. RIGHT OF SETOFF; DEPOSIT ACCOUNTS. Upon and after the occurrence of an Event of Default, (a) Borrower hereby authorizes Bank, at any time and from time to time, without notice, which is hereby expressly waived by Borrower, and whether or not Bank shall have declared any credit subject hereto to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, the Obligations (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Bank to Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such Obligations and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank, in its sole discretion, may elect. Bank may exercise this remedy regardless of the adequacy of any collateral for the obligations of Borrower to Bank and whether or not the Bank is otherwise fully secured. Borrower hereby grants to Bank a security interest in all deposits and accounts maintained with Bank to secure the payment of all Obligations under the Loan Documents.

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SECTION 8.13. ARBITRATION.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit. In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within 30 days of the abatement order or the time specified by the court. Failure to timely file the demand for arbitration as ordered by the court will result in that party’s right to demand arbitration being automatically terminated.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in the State selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of Law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state Law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

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(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $[***] or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $[***]. Any dispute in which the amount in controversy exceeds $[***] shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State or a neutral retired judge of the state or federal judiciary of the State, in either case with a minimum of [***] in the substantive Law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive Law of the State and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the corresponding rules of civil practice and procedure applicable in the State or other applicable Law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g) Payment of Arbitration Costs and Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the

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dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable Law. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(i) Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

SECTION 8.14. SURVIVAL. All covenants, agreements, representations and warranties made by the Borrower herein and in any Loan Document or other documents delivered in connection herewith or therewith or pursuant hereto or thereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery hereof and thereof and the making of revolving advances hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Bank may have had notice or knowledge of any Default at the time of any revolving advance, and shall continue in full force and effect as long as any revolving advance or any other Obligation hereunder shall remain unpaid or unsatisfied and so long as the Line of Credit has not expired or been terminated.

SECTION 8.15 ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit

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Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 12.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of the effective date set forth above.

WELLS FARGO BANK,

ARCTURUS THERAPEUTICS, INC. NATIONAL ASSOCIATION

By: ______________________ By: ______________________

Name: ___________________ Name: ___________________

Title: _____________________ Title: ______________________

Signature Page to
Credit Agreement
Arcturus Therapeutics, Inc.